Exhibit 10(e)

AMENDMENT NO. 2

TO THE

ZEP INC. SUPPLEMENTAL DEFERRED SAVINGS PLAN

THIS AMENDMENT is made and executed by Zep Inc. (the “Company”) on this 8th day of January, 2010 to be effective as set forth herein.

WHEREAS, the Company adopted and maintains the Zep Inc. Supplemental Deferred Savings Plan, effective as of October 31, 2007 (the “Plan”), as amended; and

WHEREAS, the Company desires to amend the Plan with respect to the treatment of salary that is earned during the final payroll periods of one year but paid according to normal payroll practices in the immediately following year; and

WHEREAS, The Treasury Regulations issued with respect to Section 409A of the Internal Revenue Code of 1986, as amended, permit changes with respect to the treatment of final payroll periods but only if such changes take effect at least 12 months after adoption; and

WHEREAS, Section 8.1 of the Plan authorizes the Committee (or its designee) to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following respects, such amendments to be effective as of 12 months from the date this Amendment is executed and enacted:

1. Definitions. Article II of the Plan is hereby amended by revising the definition of “Compensation” to provide as follows:

“Compensation” means the annual cash compensation (salary plus bonuses whether under a Performance-Based Plan or other annual bonuses) paid by the Employer to the Participant for the Plan Year, provided that (i) a bonus actually paid during a subsequent Plan year based upon performance during the preceding Plan Year shall be treated as Compensation for such preceding Plan Year and (ii) salary paid in January under the Employer’s normal payroll practices for a payroll period that includes services performed in December of the immediately preceding year shall be treated as compensation earned during January. The Participant’s Compensation shall include amounts deferred by the Participant to this Plan and any other deferred compensation plan of the Employer (whether or not qualified), and any salary reduction amounts contributed to a welfare plan. The term “Compensation” shall not include long-term incentive payments, income from stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock awards, car allowances, non-cash remuneration, such as health benefits, life insurance, and other fringe benefits, moving expenses, relocation allowances, and payments from this Plan or any other deferred compensation plan.

IN WITNESS WHEREOF, the Plan Administrator of the Company has caused this Amendment to be executed by its duly authorized officer, to be effective as set forth herein.

ZEP INC.

By:	/s/ Robert S. Collins
Robert P. Collins
Vice President and Chief Administrative Officer